July 29, 2016

Dear Ann,

It is with great pleasure that Selecta offers you employment with Selecta Biosciences, Inc. (“Selecta”). Your position will be SEC Reporting Manager reporting directly to David Siewers, CFO. In addition to performing duties and responsibilities associated with the position above, from time-to-time Selecta may assign you other duties and responsibilities consistent with such position. We would like for you to join us as a regular, full-time employee on Tuesday, September 6, 2016.

As a regular, full-time employee of Selecta, it is expected that you will dedicate your professional time, attention, and efforts to the business, technology, and affairs of Selecta. In return, you shall be paid a salary on a bi-weekly basis in the amount of $4,615.38 which is equivalent to $120,000 on an annualized basis. This position is considered an exempt position for purposes of federal and state law, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 in a given workweek.

As an opportunity for you to share in the long-term success of Selecta, we intend to recommend to the Board of Directors that you be granted an incentive stock option to purchase 5,100 shares of Selecta’s common stock (the “Option”) at a purchase price equal to the fair market value, on the date of the grant. The Option shall vest over a four-year period, with 25% vesting 12 months from your first day of employment with Selecta, and additional 2.083% vesting in equal monthly portions over the following 36 months, and shall otherwise be subject to the provisions of Selecta’s Stock Incentive Plan.

As a regular, full-time employee you are eligible to participate in the employee benefit plans which Selecta offers to its employees. Descriptions of the benefit plans currently being offered are attached. These plans may, from time to time, be amended or terminated with or without prior notice.

As a condition of your at-will employment, you will be required to sign the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Driver’s License, US Passport). We will not be able to employ you if you fail to comply with this requirement.

Selecta maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

By accepting this offer, you represent that you are subject to no agreements which might restrict your conduct at Selecta; and that you understand that if you become aware at any time during your employment with Selecta that you are subject to any agreements which might restrict your conduct at Selecta, you are required to immediately inform Selecta of the existence of such agreements or your employment by Selecta shall be subject to immediate termination.

This letter, together with the Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement will constitute the entire agreement as to your employment relationship with Selecta. In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

This offer will expire at 5:00 p.m. on Wednesday, August 3, 2016. Please indicate your acceptance of this offer by signing and returning this letter and the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. Should you have any questions, please feel free to contact Lynn Sanglier or me.

Ann, I am looking forward to having you join the Selecta team!

Sincerely,

/s/ David Siewers
David Siewers
CFO

Accepted by:

/s/ Ann Donohue	Date: July 29, 2016
Ann Donohue

November 30, 2017

Dear Annie,
I am pleased to congratulate you on your promotion to Corporate Controller reporting to John Leaman, CFO and Head of Corporate Strategy effective December 4, 2017. Your new bi-weekly rate will be $5,576.92 which is equivalent to an annual salary in the amount of $145,000.
The promotional increase will be reflected in your paycheck on December 15, 2017.
In addition, you will be eligible for a discretionary bonus. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors or other such process as established by the company. Your bonus will be targeted at 20% of your annual base salary. Any bonus for a fiscal year will be paid only if you are still employed by the Company at the time of payment.

On behalf of the entire management team, Selecta appreciates your ongoing dedication to the continuing development and growth of the company. This is a well-deserved promotion, and we encourage and inspire you to continue to excel in this new role.

Again, congratulations on your promotion!

Sincerely,

/s/ John Leaman

John Leaman
CFO and Head of Corporate Strategy